Exhibit 99.1

Dime Community Bancshares, Inc. Reports Second Quarter 2023 Results

Average Deposits Increased By Over $150 Million On A Linked Quarter Basis
Successfully Onboarded 7 Deposit Groups, Capitalizing on Moment-In-Time Opportunity to Enhance Deposit Franchise

Capital Ratios and Asset Quality Continue to Be Strong

Announces CEO Succession Plan; Stuart H. Lubow named Successor

Hauppauge, NY, July 28, 2023 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”), today reported net income available to common stockholders of $25.7 million for the quarter ended June 30, 2023, or $0.66 per diluted common share, compared to net income available to common stockholders of $35.5 million for the quarter ended March 31, 2023 or $0.92 per diluted common share, and net income available to common stockholders of $36.7 million for the quarter ended June 30, 2022, or $0.94 per diluted common share.

Adjusted net income available to common stockholders (non-GAAP) totaled $26.6 million for the quarter ended June 30, 2023, or $0.68 per diluted share. Adjusted net income available to common stockholders for the quarter ended June 30, 2023 included $1.3 million of aggregate pre-tax adjustments related to loss on equity securities and severance expense (see “Non-GAAP Reconciliation” tables at the end of this news release).

Kevin M. O’Connor, Chief Executive Officer (“CEO”) of the Company, stated, “Despite the challenges posed by the interest rate environment and volatility stemming from bank failures in March, Dime has increased deposits, capital and on balance sheet liquidity versus year-end levels; our year-to-date return on assets was approximately 1%. I am extremely proud of our employees for their unwavering focus on our customers and enabling us to be the premier community-based business bank on Greater Long Island.”

Stuart H. Lubow, President and Chief Operating Officer of the Company, stated, “We successfully onboarded seven prolific deposit-focused Groups in the second quarter, comprising 21 individuals. Hiring these Groups was a validation of Dime’s customer-first mindset, high-touch and relationship-based model, flat organizational structure, best-in-class technology platform and solid financial prospects. Initial results for these Groups have been very positive, with over 600 new customers onboarded and over 1,000 accounts opened in a very short period of time. Building on our success, we continue to receive significant interest from additional Groups looking to join Dime. During the second quarter, we were also pleased to receive affirmations of our investment grade rating from KBRA and Moody’s.”

Highlights for the Second Quarter of 2023 Included:

●	Average total deposits were $10.54 billion for the second quarter of 2023 compared to $10.38 billion for the first quarter of 2023;
●	Non-insured deposits (excluding deposits with pass through insurance and collateralized deposits) represented only 28% of total deposits at the end of the second quarter;
●	The ratio of average non-interest bearing deposits to average total deposits for the second quarter of 2023 was 29%;
●	Total loans held for investment, net, increased by $147 million or 6% on an annualized basis versus the linked quarter;
●	The pace of Net Interest Margin (“NIM”) compression slowed in the second quarter; on a linked quarter basis, the NIM declined by 24 basis points in the second quarter of 2023 compared to 41 basis points for the first quarter of 2023;
●	Expenses remained well-controlled, with non-interest expense to average assets of 1.53% for the second quarter of 2023, compared to 1.71% for the year-ago quarter;
●	Credit quality continues to be strong with non-performing assets and loans 90 days past due and accruing declining by 12% versus the linked quarter and representing only 0.20% of total assets as of June 30, 2023; and
●	The Company’s Tier 1 Risk Based Capital Ratio of 10.50% was 11 basis points higher compared to the prior quarter.

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income for the second quarter of 2023 was $80.2 million compared to $85.8 million for the first quarter of 2023 and $93.5 million for the second quarter of 2022.

The table below provides a reconciliation of the reported net interest margin (“NIM”) and adjusted NIM excluding the impact of purchase accounting accretion on the loan portfolio.

(Dollars in thousands)	Q2 2023	Q1 2023	Q2 2022
Net interest income	$80,219	$85,752	$93,512
Purchase accounting amortization (accretion) on loans ("PAA")	58	586	117
Adjusted net interest income excluding PAA on loans (non-GAAP)	$80,277	$86,338	$93,629

Average interest-earning assets	$12,888,522	$12,685,235	$11,412,350

NIM (1)	2.50%	2.74%	3.29%
Adjusted NIM excluding PAA on loans (non-GAAP) (2)	2.50%	2.76%	3.29%

(1)	NIM represents net interest income divided by average interest-earning assets.
(2)	Adjusted NIM excluding PAA on loans represents adjusted net interest income, which excludes net interest income on PAA loans divided by average interest-earning assets.

Loan Portfolio

The ending weighted average rate (“WAR”)(1) on the total loan portfolio was 5.12% at June 30, 2023, a 16 basis point increase compared to the ending WAR on the total loan portfolio at March 31, 2023.

Outlined below are loan balances and WARs for the period ended as indicated.

	June 30, 2023		March 31, 2023		June 30, 2022
(Dollars in thousands)	Balance	WAR	Balance	WAR	Balance	WAR
Loans held for investment balances at period end:
Business loans (2)	$2,250,108	6.56%	$2,255,316	6.41%	$2,004,072	4.57%
One-to-four family residential, including condominium and cooperative apartment	855,980	4.17	799,321	4.06	691,586	3.60
Multifamily residential and residential mixed-use (3)(4)	4,132,358	4.38	4,118,439	4.23	3,654,164	3.62
Non-owner-occupied commercial real estate	3,406,232	5.04	3,330,582	4.85	3,048,188	3.89
Acquisition, development, and construction	225,580	8.99	221,015	8.62	252,108	5.41
Other loans	6,157	6.74	7,172	11.03	10,789	7.16
Loans held for investment	$10,876,415	5.12%	$10,731,845	4.96%	$9,660,907	3.94%

(1)    Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, adjusted for non-accrual loans, divided by the total balance of loans in the category.

(2)    Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and Small Business Administration Paycheck Protection Program (“PPP”) loans.

(3)    Includes loans underlying multifamily cooperatives.

(4)    While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

Outlined below are the loan originations, for the quarter ended as indicated.

(Dollars in millions)	Q2 2023	Q1 2023	Q2 2022
Loan originations	$296.6	$351.9	$901.5

Deposits

Period end total deposits (excluding mortgage escrow deposits) at June 30, 2023 were $10.45 billion, compared to $10.46 billion at March 31, 2023 and $10.18 billion at December 31, 2022. Period end total mortgage escrow deposits at June 30, 2023 were $70.6 million, compared to $110.1 million at March 31, 2023 and $69.6 million at December 31, 2022, reflecting normal seasonal escrow payment activity.

Non-Interest Income

Non-interest income was $10.4 million during the second quarter of 2023, $9.0 million during the first quarter of 2023, and $12.1 million during the second quarter of 2022. Included in non-interest income was income related to mortality proceeds from a death claim of $645 thousand and $2.2 million for the second quarter of 2023 and 2022, respectively.

Non-Interest Expense

Total non-interest expense was $52.2 million during the second quarter of 2023, $47.5 million during the first quarter of 2023, and $51.8 million during the second quarter of 2022. Excluding the impact of severance expense, loss on extinguishment of debt, and amortization of other intangible assets, adjusted non-interest expense was $51.4 million during the second quarter of 2023, $47.1 million during the first quarter of 2023, and $48.5 million during the second quarter of 2022 (see “Non-GAAP Reconciliation” tables at the end of this news release). The increase in adjusted non-interest expense on a linked quarter basis was primarily due to annual merit increases and expenses associated with hiring the previously mentioned seven deposit-focused Groups.

The ratio of non-interest expense to average assets was 1.53% during the second quarter of 2023, compared to 1.41% during the linked quarter and 1.71% for the second quarter of 2022. Excluding the impact of severance expense, loss on extinguishment of debt, and amortization of other intangible assets, the ratio of adjusted non-interest expense to average assets was 1.51% during the second quarter of 2023, compared to 1.40% during the linked quarter and 1.60% for the second quarter of 2022 (see “Non-GAAP Reconciliation” tables at the end of this news release).

The efficiency ratio was 57.6% during the second quarter of 2023, compared to 50.1% during the linked quarter and 49.1% during the second quarter of 2022. Excluding the impact of loss on equity securities, net loss on sale of securities and other assets, severance expense, loss on extinguishment of debt and amortization of other intangible assets the adjusted efficiency ratio was 56.2% during the second quarter of 2023, compared to 48.9% during the linked quarter and 45.9% during the first quarter of 2022 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Income Tax Expense

The reported effective tax rate for both the second and first quarter of 2023 was 26.8%, compared to 28.4% for the second quarter of 2022.

Credit Quality

Non-performing loans at June 30, 2023 were $27.7 million, 12% lower than the prior quarter.

A credit loss provision of $0.9 million was recorded during the second quarter of 2023, compared to a credit loss recovery of $3.6 million during the first quarter of 2023, and a credit loss provision of $44 thousand during the second quarter of 2022. The credit loss provision in the second quarter of 2023 was associated with growth in the loan portfolio and deterioration in forecasted macroeconomic conditions offset by a reduction in the reserve on Purchased Credit Deteriorated ("PCD”) loans that were acquired as part of the Company’s merger of equals transaction in 2021. The credit loss recovery in the first quarter of 2023 was primarily associated with a reduction in reserves on the PCD loans.

Capital Management

The Company’s and the Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements as of June 30, 2023. All of the Company’s and Bank’s risk-based regulatory capital ratios increased in the second quarter of 2023.

Dividends per common share were $0.25 during the second quarter of 2023 compared to $0.24 during the first quarter of 2023. The dividend increase reflected Dime’s strong financial position.

Book value per common share was $27.99 at June 30, 2023 compared to $27.70 at March 31, 2023.

Tangible common book value per share (which represents common equity less goodwill and other intangible assets, divided by the number of shares outstanding) was $23.82 at June 30, 2023 compared to $23.52 at March 31, 2023. Excluding the impact of accumulated other comprehensive loss, the adjusted tangible common book value per share was $26.51 at June 30, 2023 compared to $26.06 at March 31, 2023 (see “Non-GAAP Reconciliation” tables at the end of this news release).

CEO Succession

The Company announced today that Kevin M. O’Connor will step down as CEO effective August 31, 2023 and that Stuart H. Lubow, the Company’s current President and Chief Operating Officer, will succeed Mr. O’Connor as CEO. Mr. O’Connor will continue to serve on the Board of Directors until December 31, 2023. Mr. Lubow will be added to the Board of Directors simultaneous with his appointment as CEO.

Mr. O’Connor has been CEO of the Company since Bridge Bancorp, Inc. (“Bridge”) and Dime Community Bancshares, Inc. (“Dime”) merged on February 1, 2021 (the “Merger”). Before the Merger, Mr. O’Connor was President and CEO of Bridge. He joined Bridge in October 2007 as President and Chief Executive Officer and director. Mr. Lubow has been President and Chief Operating Officer of the Company since the Merger. Before the Merger, Mr. Lubow served as President of Dime. Before joining Dime in 2017, Mr. Lubow was a founder, Chairman, President, and CEO of each of Community National Bank and Community State Bank. Mr. Lubow has prior community bank CEO experience of over 17 years.

"Under Kevin’s leadership, we successfully completed a transformational merger, creating the premier business bank on Greater Long Island, driving superior financial results for shareholders and providing tremendous support to our customers and communities" said Executive Chairman, Kenneth J. Mahon, on behalf of the Company's and Bank's Boards of Directors. "We are grateful for Kevin’s strong leadership and are very excited to promote Stu Lubow to CEO. The appointment of Stu as CEO has been under consideration since the beginning of the year and is the culmination of a thoughtful and well-planned succession process. Stu has a proven track record throughout his career of delivering value for customers and shareholders alike. Most recently, he was instrumental in the hiring and onboarding of seven deposit- focused Groups that are already contributing to significant customer growth. The Board of Directors is confident that he will provide a steady, uninterrupted mission and culture of service to our staff and customers. Having admirably weathered the challenges caused by the recent bank failures, evidenced by an increase in deposits on a year-to-date basis, we believe now is the ideal time to execute on the succession plan. We are very excited about our future under Stu’s leadership.”

“I applaud and congratulate the accomplishments of our entire team and am proud of what we have built together. Our focus on developing and strengthening relationships while supporting and serving our communities has served our constituents well, leading to our recognition as the preeminent community bank in our footprint,” said Kevin O’Connor.  “I want to thank and commend all of my colleagues, past and present, and personally wish Stu and the entire Dime team well. I have full confidence that they will reach greater heights as they continue building on our past successes.”

“I am thankful for the opportunity the Board has granted me to lead Dime and would also like to express my gratitude to Kevin for his leadership and support over the years” said Stuart H. Lubow. “Dime has a proud history of being rooted in the communities we serve, and I look forward to working with all of our dedicated employees to add value to our customers and our shareholders. I will draw upon my prior CEO experience to lead Dime into the next chapter of our growth as the preeminent community bank in our footprint.”

Earnings Call Information

The Company will conduct a conference call at 8:30 a.m. (ET) on Friday, July 28, 2023, during which CEO O’Connor will discuss the Company’s second quarter 2023 financial performance, with a question-and-answer session to follow.

The conference call will be simultaneously webcast (listen only) and archived for a period of one year at https://events.q4inc.com/attendee/893173701.

Conference Call Details:

Dial-in for Live Call:

United States: 1-833-470-1428

International:+1-929-526-1599

Access code:236348

Telephone Replay:

A recording will be available until Friday, August 11, 2023.

United States: 1-866-813-9403

International:+44-204-525-0658

Access code: 786213

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $13.8 billion in assets and the number one deposit market share among community banks on Greater Long Island(1).

(1) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks less than $20 billion in assets.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as “annualized," “anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may affect demand for our products and reduce interest margins and the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company; changes in the quality and composition of the Company’s loan or investment portfolios or unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general socio-economic conditions, including conditions caused by the COVID-19 pandemic and any other public health emergency, international conflict, inflation, and recessionary pressures, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates and may adversely affect our customers, our financial results and our operations; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; and litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections entitled “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and updates set forth in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Contact: Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

	June 30,	March 31,	December 31,
	2023	2023	2022
Assets:
Cash and due from banks	$452,504	$663,132	$169,297
Securities available-for-sale, at fair value	894,856	926,812	950,587
Securities held-to-maturity	603,960	605,642	585,798
Loans held for sale	371	2,171	—
Loans held for investment, net:
Business loans (1)	2,250,108	2,255,316	2,211,857
One-to-four family and cooperative/condominium apartment	855,980	799,321	773,321
Multifamily residential and residential mixed-use (2)(3)	4,132,358	4,118,439	4,026,826
Non-owner-occupied commercial real estate	3,406,232	3,330,582	3,317,485
Acquisition, development and construction	225,580	221,015	229,663
Other loans	6,157	7,172	7,679
Allowance for credit losses	(75,646)	(78,335)	(83,507)
Total loans held for investment, net	10,800,769	10,653,510	10,483,324
Premises and fixed assets, net	45,890	45,863	46,749
Restricted stock	104,724	105,258	88,745
Bank Owned Life Insurance ("BOLI")	337,083	335,455	333,292
Goodwill	155,797	155,797	155,797
Other intangible assets	5,758	6,107	6,484
Operating lease assets	54,931	57,204	57,857
Derivative assets	147,740	130,294	154,485
Accrued interest receivable	51,787	49,926	48,561
Other assets	146,692	104,553	108,945
Total assets	$13,802,862	$13,841,724	$13,189,921
Liabilities:
Non-interest-bearing checking (excluding mortgage escrow deposits)	$2,884,184	$3,012,378	$3,449,763
Interest-bearing checking	960,465	908,988	827,454
Savings (excluding mortgage escrow deposits)	2,275,008	2,333,196	2,259,909
Money market	2,801,652	2,686,290	2,532,270
Certificates of deposit	1,530,749	1,519,267	1,115,364
Deposits (excluding mortgage escrow deposits)	10,452,058	10,460,119	10,184,760
Non-interest-bearing mortgage escrow deposits	70,431	109,867	69,455
Interest-bearing mortgage escrow deposits	203	249	192
Total mortgage escrow deposits	70,634	110,116	69,647
FHLBNY advances	1,448,000	1,498,000	1,131,000
Other short-term borrowings	—	2,068	1,360
Subordinated debt, net	200,240	200,261	200,283
Derivative cash collateral	140,160	120,680	153,040
Operating lease liabilities	57,547	59,757	60,340
Derivative liabilities	131,130	115,568	137,335
Other liabilities	100,590	83,902	82,573
Total liabilities	12,600,359	12,650,471	12,020,338
Stockholders' equity:
Preferred stock, Series A	116,569	116,569	116,569
Common stock	416	416	416
Additional paid-in capital	493,955	493,801	495,410
Retained earnings	804,532	789,010	762,762
Accumulated other comprehensive loss ("AOCI"), net of deferred taxes	(104,385)	(98,638)	(94,379)
Unearned equity awards	(11,746)	(13,468)	(8,078)
Treasury stock, at cost	(96,838)	(96,437)	(103,117)
Total stockholders' equity	1,202,503	1,191,253	1,169,583
Total liabilities and stockholders' equity	$13,802,862	$13,841,724	$13,189,921

(1)     Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and PPP loans.

(2)     Includes loans underlying multifamily cooperatives.

(3)    While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except share and per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest income:
Loans	$138,310	$128,439	$93,102	$266,749	$179,522
Securities	7,914	8,431	7,067	16,345	14,198
Other short-term investments	5,867	3,802	741	9,669	1,109
Total interest income	152,091	140,672	100,910	292,763	194,829
Interest expense:
Deposits and escrow	52,616	37,272	3,731	89,888	6,262
Borrowed funds	17,759	16,171	3,573	33,930	5,851
Derivative cash collateral	1,497	1,477	94	2,974	95
Total interest expense	71,872	54,920	7,398	126,792	12,208
Net interest income	80,219	85,752	93,512	165,971	182,621
Provision (recovery) for credit losses	892	(3,648)	44	(2,756)	(1,548)
Net interest income after provision (recovery)	79,327	89,400	93,468	168,727	184,169
Non-interest income:
Service charges and other fees	4,856	3,814	4,337	8,670	8,395
Title fees	246	292	683	538	1,104
Loan level derivative income	2,437	3,133	1,685	5,570	1,691
BOLI income	2,852	2,163	4,143	5,015	5,982
Gain on sale of SBA loans	210	516	723	726	965
Gain on sale of residential loans	34	48	191	82	339
Loss on equity securities	(780)	—	—	(780)	—
Net loss on sale of securities and other assets	—	(1,447)	—	(1,447)	—
Other	550	482	362	1,032	851
Total non-interest income	10,405	9,001	12,124	19,406	19,327
Non-interest expense:
Salaries and employee benefits	29,900	26,634	28,454	56,534	59,288
Severance	481	25	2,193	506	2,193
Occupancy and equipment	7,144	7,373	7,396	14,517	14,980
Data processing costs	4,197	4,238	3,913	8,435	7,718
Marketing	1,488	1,449	1,515	2,937	2,810
Professional services	1,676	1,923	2,028	3,599	4,122
Federal deposit insurance premiums	1,874	1,873	1,150	3,747	2,300
Loss on extinguishment of debt	—	—	740	—	740
Amortization of other intangible assets	349	377	430	726	1,016
Other	5,077	3,583	4,019	8,660	6,559
Total non-interest expense	52,186	47,475	51,838	99,661	101,726
Income before taxes	37,546	50,926	53,754	88,472	101,770
Income tax expense	10,048	13,623	15,269	23,671	28,754
Net income	27,498	37,303	38,485	64,801	73,016
Preferred stock dividends	1,822	1,821	1,822	3,643	3,643
Net income available to common stockholders	$25,676	$35,482	$36,663	$61,158	$69,373
Earnings per common share ("EPS"):
Basic	$0.66	$0.92	$0.94	$1.58	$1.76
Diluted	$0.66	$0.92	$0.94	$1.58	$1.76

Average common shares outstanding for diluted EPS	38,175,993	38,151,465	38,631,683	38,164,359	38,939,753

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED SELECTED FINANCIAL HIGHLIGHTS

(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Per Share Data:
Reported EPS (Diluted)	$0.66	$0.92	$0.94	$1.58	$1.76
Cash dividends paid per common share	0.25	0.24	0.24	0.49	0.48
Book value per common share	27.99	27.70	26.41	27.99	26.41
Tangible common book value per share (1)	23.82	23.52	22.20	23.82	22.20
Tangible common book value per share excluding AOCI (1)	26.51	26.06	24.01	26.51	24.01
Common shares outstanding	38,803	38,804	38,769	38,803	38,769
Dividend payout ratio	37.88%	26.09%	25.53%	31.01%	27.27%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.81%	1.11%	1.27%	0.96%	1.20%
Return on average equity	9.03	12.50	13.44	10.75	12.47
Return on average tangible common equity (1)	11.04	15.62	17.08	13.30	15.73
Net interest margin	2.50	2.74	3.29	2.62	3.24
Non-interest expense to average assets	1.53	1.41	1.71	1.47	1.67
Efficiency ratio	57.6	50.1	49.1	53.8	50.4
Effective tax rate	26.76	26.75	28.41	26.76	28.25

Balance Sheet Data:
Average assets	$13,658,068	$13,449,746	$12,121,949	$13,554,483	$12,160,620
Average interest-earning assets	12,888,522	12,685,235	11,412,350	12,787,441	11,373,294
Average tangible common equity (1)	940,054	914,994	865,329	927,592	891,007
Loan-to-deposit ratio at end of period (2)	103.4	101.5	91.4	103.4	91.4

Capital Ratios and Reserves - Consolidated: (3)
Tangible common equity to tangible assets (1)	6.78%	6.67%	7.07%
Tangible common equity excluding AOCI to tangible assets (1)	7.54	7.39	7.64
Tangible equity to tangible assets (1)	7.63	7.52	8.02
Tangible equity excluding AOCI to tangible assets (1)	8.40	8.25	8.60
Tier 1 common equity ratio	9.44	9.32	9.28
Tier 1 risk-based capital ratio	10.50	10.39	10.44
Total risk-based capital ratio	13.06	12.98	13.26
Tier 1 leverage ratio	8.42	8.43	8.71
Consolidated CRE concentration ratio (4)	555	554	534
Allowance for credit losses/ Total loans	0.70	0.73	0.82
Allowance for credit losses/ Non-performing loans	273.42	248.34	218.80

(1)    See "Non-GAAP Reconciliation" tables for reconciliation of tangible equity, tangible common equity, and tangible assets.

(2)    Total deposits include mortgage escrow deposits, which fluctuate seasonally.

(3)	June 30, 2023 amounts are preliminary pending completion and filing of the Company’s regulatory reports.

(4)   The Consolidated CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner-occupied commercial real estate, multifamily, and acquisition, development, and construction, divided by consolidated capital. June 30, 2023 amounts are preliminary pending completion and filing of the Company’s regulatory reports.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME

(Dollars in thousands)

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Business loans (1)	$2,259,769	$35,558	6.31%	$2,200,543	$32,451	5.98%	$1,982,020	$21,787	4.41%
One-to-four family residential, including condo and coop	828,324	9,818	4.75	788,302	8,857	4.56	683,615	6,771	3.97
Multifamily residential and residential mixed-use	4,125,119	45,123	4.39	4,074,011	42,348	4.22	3,510,377	32,024	3.66
Non-owner-occupied commercial real estate	3,337,689	42,559	5.11	3,317,049	39,695	4.85	2,990,246	28,466	3.82
Acquisition, development, and construction	220,795	5,149	9.35	225,898	4,973	8.93	302,534	3,909	5.18
Other loans	6,536	103	6.32	7,550	115	6.18	11,571	145	5.03
Securities	1,642,057	7,914	1.93	1,699,846	8,431	2.01	1,695,702	7,067	1.67
Other short-term investments	468,233	5,867	5.03	372,036	3,802	4.14	236,285	741	1.26
Total interest-earning assets	12,888,522	152,091	4.73%	12,685,235	140,672	4.50%	11,412,350	100,910	3.55%
Non-interest-earning assets	769,546			764,511			709,599
Total assets	$13,658,068			$13,449,746			$12,121,949

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking (2)	$952,424	$3,081	1.30%	$843,108	$1,523	0.73%	$858,402	$604	0.28%
Money market	2,713,816	18,284	2.70	2,699,640	13,849	2.08	3,148,472	1,240	0.16
Savings (2)	2,279,670	17,376	3.06	2,327,126	14,599	2.54	1,509,776	859	0.23
Certificates of deposit	1,546,257	13,875	3.60	1,167,736	7,301	2.54	827,286	1,028	0.50
Total interest-bearing deposits	7,492,167	52,616	2.82	7,037,610	37,272	2.15	6,343,936	3,731	0.24
FHLBNY advances	1,327,121	15,206	4.60	1,255,700	13,500	4.36	79,176	172	0.87
Subordinated debt, net	200,254	2,553	5.11	200,276	2,553	5.17	273,470	3,309	4.85
Other short-term borrowings	814	—	—	11,827	118	4.05	54,229	92	0.68
Total borrowings	1,528,189	17,759	4.66	1,467,803	16,171	4.47	406,875	3,573	3.52
Derivative cash collateral	120,542	1,497	4.98	135,641	1,477	4.42	98,995	94	0.38
Total interest-bearing liabilities	9,140,898	71,872	3.15%	8,641,054	54,920	2.58%	6,849,806	7,398	0.43%
Non-interest-bearing checking (2)	3,043,899			3,341,707			3,935,765
Other non-interest-bearing liabilities	254,826			273,281			191,066
Total liabilities	12,439,623			12,256,042			10,976,637
Stockholders' equity	1,218,445			1,193,704			1,145,312
Total liabilities and stockholders' equity	$13,658,068			$13,449,746			$12,121,949
Net interest income		$80,219			$85,752			$93,512
Net interest rate spread			1.58%			1.92%			3.12%
Net interest margin			2.50%			2.74%			3.29%
Deposits (including non-interest-bearing checking accounts) (2)	$10,536,066	$52,616	2.00%	$10,379,317	$37,272	1.46%	$10,279,701	$3,731	0.15%

(1)     Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and PPP loans.

(2)     Includes mortgage escrow deposits.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS

(Dollars in thousands)

	At or For the Three Months Ended
	June 30,	March 31,	June 30,
Asset Quality Detail	2023	2023	2022
Non-performing loans ("NPLs")
Business loans (1)	$23,470	$25,512	$29,866
One-to-four family residential, including condominium and cooperative apartment	3,305	2,808	3,128
Multifamily residential and residential mixed-use	—	—	—
Non-owner-occupied commercial real estate	15	2,468	2,519
Acquisition, development, and construction	657	657	657
Other loans	220	99	131
Total Non-accrual loans	$27,667	$31,544	$36,301
Total Non-performing assets ("NPAs")	$27,667	$31,544	$36,301

Loans 90 days delinquent and accruing ("90+ Delinquent")
Business loans	$—	$—	$24
One-to-four family residential, including condominium and cooperative apartment	—	—	341
Multifamily residential and residential mixed-use	—	—	—
Non-owner-occupied commercial real estate	—	—	—
Acquisition, development, and construction	—	—	—
Other loans	—	—	—
90+ Delinquent	$—	$—	$365

NPAs and 90+ Delinquent	$27,667	$31,544	$36,666

NPAs and 90+ Delinquent / Total assets	0.20%	0.23%	0.30%
Net charge-offs ("NCOs")	$3,679	$1,541	$555
NCOs / Average loans (2)	0.14%	0.06%	0.02%

(1)     Business loans include commercial and industrial loans, owner-occupied commercial real estate loans and PPP loans.

(2)     Calculated based on annualized NCOs to average loans, excluding loans held for sale.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(Dollars in thousands except per share amounts)

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provides investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude pre-tax income and expenses associated with loss on equity securities, net loss on sale of securities and other assets, severance and loss on extinguishment of debt:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Reconciliation of Reported and Adjusted (non-GAAP) Net Income Available to Common Stockholders
Reported net income available to common stockholders	$25,676	$35,482	$36,663	$61,158	$69,373
Adjustments to net income (1):
Loss on equity securities	780	—	—	780	—
Net loss on sale of securities and other assets	—	1,447	—	1,447	—
Severance	481	25	2,193	506	2,193
Loss on extinguishment of debt	—	—	740	—	740
Income tax effect of adjustments and other tax adjustments	(373)	(436)	(295)	(809)	(295)
Adjusted net income available to common stockholders (non-GAAP)	$26,564	$36,518	$39,301	$63,082	$72,011

Adjusted Ratios (Based upon Adjusted (non-GAAP) Net Income as calculated above)
Adjusted EPS (Diluted)	$0.68	$0.95	$1.01	$1.63	$1.83
Adjusted return on average assets	0.83%	1.14%	1.36%	0.98%	1.24%
Adjusted return on average equity	9.32	12.85	14.36	11.06	12.92
Adjusted return on average tangible common equity	11.42	16.08	18.30	13.72	16.32
Adjusted non-interest expense to average assets	1.51	1.40	1.60	1.45	1.61
Adjusted efficiency ratio	56.2	48.9	45.9	52.5	48.4

(1)    Adjustments to net income are taxed at the Company's statutory tax rate of approximately 30% unless otherwise noted.

The following table presents a reconciliation of operating expense as a percentage of average assets (as reported) and adjusted operating expense as a percentage of average assets (non-GAAP):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Operating expense as a % of average assets - as reported	1.53%	1.41%	1.71%	1.47%	1.67%
Loss on extinguishment of debt	—	—	(0.03)	—	(0.01)
Severance	(0.01)	—	(0.07)	(0.01)	(0.03)
Amortization of other intangible assets	(0.01)	(0.01)	(0.01)	(0.01)	(0.02)
Adjusted operating expense as a % of average assets (non-GAAP)	1.51%	1.40%	1.60%	1.45%	1.61%

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Efficiency ratio - as reported (non-GAAP) (1)	57.6%	50.1%	49.1%	53.8%	50.4%
Non-interest expense - as reported	$52,186	$47,475	$51,838	$99,661	$101,726
Severance	(481)	(25)	(2,193)	(506)	(2,193)
Loss on extinguishment of debt	—	—	(740)	—	(740)
Amortization of other intangible assets	(349)	(377)	(430)	(726)	(1,016)
Adjusted non-interest expense (non-GAAP)	$51,356	$47,073	$48,475	$98,429	$97,777
Net interest income - as reported	$80,219	$85,752	$93,512	$165,971	$182,621
Non-interest income - as reported	$10,405	$9,001	$12,124	$19,406	$19,327
Loss on equity securities	780	—	—	780	—
Net loss on sale of securities and other assets	—	1,447	—	1,447	—
Adjusted non-interest income (non-GAAP)	$11,185	$10,448	$12,124	$21,633	$19,327
Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	$91,404	$96,200	$105,636	$187,604	$201,948
Adjusted efficiency ratio (non-GAAP) (2)	56.2%	48.9%	45.9%	52.5%	48.4%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP non-interest expense by the sum of GAAP net interest income and GAAP non-interest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing adjusted non-interest expense by the sum of GAAP net interest income and adjusted non-interest income.

The following table presents the tangible common equity to tangible assets, tangible equity to tangible assets, and tangible common book value per share calculations (non-GAAP):

	June 30,	March 31,	June 30,
	2023	2023	2022
Reconciliation of Tangible Assets:
Total assets	$13,802,862	$13,841,724	$12,347,085
Goodwill	(155,797)	(155,797)	(155,797)
Other intangible assets	(5,758)	(6,107)	(7,346)
Tangible assets (non-GAAP)	$13,641,307	$13,679,820	$12,183,942

Reconciliation of Tangible Common Equity - Consolidated:
Total stockholders' equity	$1,202,503	$1,191,253	$1,140,522
Goodwill	(155,797)	(155,797)	(155,797)
Other intangible assets	(5,758)	(6,107)	(7,346)
Tangible equity (non-GAAP)	1,040,948	1,029,349	977,379
Preferred stock, net	(116,569)	(116,569)	(116,569)
Tangible common equity (non-GAAP)	$924,379	$912,780	$860,810

Tangible common equity (non-GAAP)	$924,379	$912,780	$860,810
AOCI, net of deferred taxes	104,385	98,638	69,950
Tangible common equity excluding AOCI (non-GAAP)	$1,028,764	$1,011,418	$930,760

Tangible equity (non-GAAP)	$1,040,948	$1,029,349	$977,379
AOCI, net of deferred taxes	104,385	98,638	69,950
Tangible equity excluding AOCI (non-GAAP)	$1,145,333	$1,127,987	$1,047,329

Common shares outstanding	38,803	38,804	38,769

Tangible common equity to tangible assets (non-GAAP)	6.78%	6.67%	7.07%
Tangible common equity excluding AOCI to tangible assets (non-GAAP)	7.54	7.39	7.64
Tangible equity to tangible assets (non-GAAP)	7.63	7.52	8.02
Tangible equity excluding AOCI to tangible assets (non-GAAP)	8.40	8.25	8.60

Book value per share	$27.99	$27.70	$26.41
Tangible common book value per share (non-GAAP)	23.82	23.52	22.20
Tangible common book value per share excluding AOCI (non-GAAP)	26.51	26.06	24.01